UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 4, 2013

Innocent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-150061	98-0585268
(Commission File Number)	(IRS Employer Identification No.)

3280 Suntree Blvd

Suite 105

Melbourne, FL 32940

(Address of principal executive offices)

(954) 769-0040

(Registrant's telephone number, including area code)

_____________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (a) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 4, 2013 the company received official communication that Marcus Mueller, was resigning as a Director of Innocent Inc. to pursue other interest and the company accepted the resignation.

Item 5.02 (d) Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers

On November 4, 2013, the board of directors appointed the following Director to the Company, effective as of equal date.

Patrick Johnson has held C-Level positions in the oil and gas, consumer products, and neutraceutical industries in both public and private sectors, as well as consulting in the private equity, mining, gaming, entertainment, internet, construction and corporate finance industries. Patrick has assisted several charities and non-profit organizations with his volunteer and fund raising efforts. During his NFL career, Patrick pledged money for the Baltimore Ravens/Police Athletic League Challenge of Champions, and also modeled in a Tommy Hilfiger Fashion Show to help raise money for the Living Classrooms Foundation of Baltimore, an educational program that targets at-risk youth, and also spearheaded the fifth annual "Baltimore Reads Books for Kids Day" at Baltimore Polytechnic High School in 2000, helping the group collect nearly 25,000 children's books that were distributed to low-income families. In 2003 while playing for the Washington Redskins, he interned with GOPAC, a political action committee designed to train candidates for grassroots-level campaigning. He has accepted several keynote speaking engagements and is an accomplished broadcast journalist and published writer, having authored/co-authored articles in Worth, Overtime, and Dancetrack magazines as well as co-hosted and appeared as a guest analyst for many sportstalk radio and television shows.

Johnson founded The Patrick Johnson Foundation, a not-for-profit organization in 2003.It is dedicated to public service in the work of children’s and veteran’s hospitals, and seeks to eradicate joblessness by providing scholarships and job training initiatives to high school and college students, military veterans, single mothers and the formerly incarcerated in the ethical and socially constructive integration of sports and business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.

(Registrant)

/s/ Wayne Doss

Wayne Doss

President, Chief Executive Officer, and Director

Dated: November 4, 2013